Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (this “Agreement”), dated and effective July 8, 2016 (the (“Effective Date”), is by and between Trans Energy, Inc., (the “Company”) and Steve Lucado (the “Executive”).

STATEMENT OF PURPOSE

The Company desires, for its continued success, to have the benefit of services of experienced management personnel like the Executive. The Company therefore believes it is in the best interest of the Company and its shareholders that, in the event of a Change in Control of the Company, the Executive be reasonably secure in his employment and position with the Company, so that the Executive can exercise independent judgment as to the best interest of the Company and its owners, without distraction by uncertainties or risks regarding the Executive’s continued employment with the Company created by the possibility of a Change in Control. The Company thus believes it is imperative to (1) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, (2) encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and (3) provide the Executive with a severance benefits opportunity following a Change in Control. Therefore, the Company and the Executive now desire to enter into this Agreement in order to accomplish these objectives.

AGREEMENT

In consideration of the statements made in the Statement of Purpose and the mutual agreements set forth below, the Company and the Executive hereby enter into this Agreement, as follows:

1. Definitions and Interpretation. Various terms used in this Agreement are defined in Exhibit A; each of the defined terms used in this Agreement begins with a capital letter. Various interpretative matters for this Agreement are also set forth in Exhibit A which is an integral part of this Agreement and incorporated herein by reference.

2. Term of Agreement.

(a) This Agreement will commence on the Effective Date and shall continue in effect through and including December 31, 2018, unless extended as set out below (the original term and all extended terms being referred herein as the “Term”). Commencing on December 31, 2018 (the “Renewal Date”), unless previously terminated, this Agreement may be extended for a designated time period as determined by the Company in its discretion and communicated to Executive prior to the Renewal Date. The Term will expire at the close of the last day of the Term (including any extension) as then currently in effect.

(b) Benefits shall be provided under this Agreement only in the event of a Severance Payment Event that occurs during the Term. If there is not a Severance Payment Event during the Term, then no Termination Benefits (as defined in Section 4) or other post-termination benefits shall be provided under this Agreement.

3. Termination Benefits. Upon the occurrence of a Severance Payment Event, in addition to any other severance or employment-termination compensation or benefits to which the Executive may be entitled from the Company or any Affiliate under the terms of any Plan of which the Executive is or was a participant (or a beneficiary) as of the date immediately before the Severance Payment Event, the following shall occur:

(a) The Company shall pay the Executive in cash, within five (5) Business Days after the Employment Termination Date, all of his Base Salary and all other earned but unpaid cash compensation or entitlements due to the Executive through (and including) the Employment Termination Date, including any unused accrued vacation pay and reimbursable business expenses in accordance with the policies maintained by the Company for such purposes.

(b) Subject to Sections 4 and 23, the Company shall make the Severance Payment in a cash lump sum payment within thirty (30) days after the Severance Payment Event or such later date upon which Executive’s right to revoke a severance agreement related to the Severance Payment Event under the West Virginia Human Rights Act expires; provided, however, if such period begins in one taxable year of the Executive and ends in a second taxable year, such payment shall not be made until the second taxable year; and further provided, if the Executive is determined to be a Specified Employee as of the Employment Termination Date, then such lump sum payment, to the extent not exempt from, or excepted under, Section 409A, shall be made within ten (10) days following the date that is six (6) months after the Employment Termination Date.

4. Release Agreement. As a condition to the receipt of the severance benefits that are described above in Sections 3, (the “Termination Benefits”), the Executive must first execute and return to the Company a release agreement (the “Release”) that is substantially in the same form as attached hereto as Exhibit B (with any changes to such form as the Company may reasonably require, in its discretion, to reflect the circumstances relating to the termination of the Executive’s employment, any changes in applicable law, or any agreement by the Company not to require a release with respect to one or more particular claims or potential claims). The Company shall deliver such Release to the Executive within five (5) days after the Employment Termination Date. The Executive must return the executed Release within the twenty-one (21) or forty-five (45) day period following the date of his receipt of the Release, as applicable and stated in the Release. If the Release delivery and non-revocation period spans two taxable years, the Termination Benefits will always commence or be made in the second taxable year. The Company shall also execute the Release. No Termination Benefits shall be payable or provided by the Company unless and until the Release has been executed by the Executive, has not been revoked, and is no longer subject to revocation by the Executive. The Release shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or other benefit that is required under this Agreement or any Plan prior to the receipt of such benefit by or on behalf of the Executive, or (b) a breach of this Agreement by the Company.

Notwithstanding any provision hereof to the contrary, the severance benefits and post-termination restrictive covenants as provided in this Agreement shall not duplicate, or otherwise be in addition to, severance benefits provided under the Executive’s Employment Agreement, if applicable. This Agreement shall control and take precedence over the Employment Agreement in such respect but only upon the occurrence of a Severance Payment Event hereunder. In the event that the provision of any benefit under this Agreement, rather than a duplicative benefit under the Employment Agreement, would constitute an impermissible acceleration or deferral of compensation for purposes of Section 409A, then the portion of such benefit that is equal to the severance benefit provided under the Employment Agreement shall be provided in the same form and at the time as specified in the Employment Agreement to the extent required for compliance with Section 409A.

5. Post-Termination Restrictive Covenants. As an inducement to the Company to enter into this Agreement, the Executive represents to, and covenants with or in favor of the Company, his compliance with (a) any post-termination restrictive agreements, policies or covenants that apply to, or cover, the Executive, including, without limitation, those regarding Confidential Information, return of Company property and non-disparagement, as set forth in Sections 8, 9 and 10, and (b) all as the Company’s policies covering the Executive as an employee, officer or director of the Company or any of its Affiliates.

6. No Mitigation. If a Severance Payment Event occurs, the Executive need not seek other employment or attempt in any way to reduce the amount of payments due to the Executive under this Agreement.

7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

8. Confidential Information.

(a) Confidential Information Defined. For purposes of this Section 8, the term “Company” shall include the Company and its Affiliates. During the course of the Executive’s employment with the Company, the Company will (1) disclose or entrust to the Executive, and provide the Executive with access to, Confidential Information, (2) place the Executive in a position to develop business goodwill belonging to the Company, and (3) disclose or entrust to the Executive business opportunities to be developed for the Company.

(b) Protection of Confidential Information.

(1) Executive acknowledges that Confidential Information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use the Confidential Information. Executive further acknowledges and agrees that the nature of the Confidential Information obtained during the Executive’s employment would make it difficult, if not impossible, for Executive to perform in a similar capacity for a business competitive with the Company without disclosing or utilizing Confidential Information.

(2) During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent necessary to carry out the Executive’s duties on behalf of the Company. Executive agrees to give the Company notice of any and all attempts to compel disclosure of any Confidential Information within one (1) Business Day after the Executive is informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the Confidential Information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(3) This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or other post-employment covenant between the Executive and the Company.

9. Company Documents and Property. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, computers, mobile phones, components, manuals, parts, keys, tools, and the like in Executive’s custody, possession or control that have been obtained by, prepared by, or provided to, Executive by the Company or its Affiliate in the course or scope of Executive’s employment with the Company (or any Affiliate) shall be the exclusive property of the Company (or an Affiliate, as applicable), shall not be copied and/or removed from the premises of the Company or the Affiliate, except in pursuit of the business of the Company or Affiliate, and shall be delivered to the Company or Affiliate, as applicable, without Executive retaining any copies or electronic versions, within one (1) day following the Employment Termination Date or at any other time requested by the Company.

10. No Disparaging Comments. Executive and the Company shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment with the Company; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either Party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company; provided, however, nothing in this Agreement shall be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.

For all purposes of the obligations of Executive under this Section 10, the term “Company” refers to the Company and its Affiliates, and its and their directors, officers, employees, shareholders, investors, partners and agents.

11. Tax Withholding. The Company or its Affiliate shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes that it is required to withhold.

12. Employment Status. Nothing in this Agreement provides the Executive with any right to continued employment with the Company or any Affiliate, or shall interfere with the right of the Company or an Affiliate to terminate the Executive’s employment at any time subject to their obligations under this Agreement.

13. No Exclusivity. Except as expressly provided herein, this Agreement shall not prevent or limit the Executive’s participation in any Plan for which the Executive qualifies, nor shall it impair any rights that the Executive may have under any other plan, program, contract or agreement with the Company or any Affiliate.

14. Indemnification.

(a) The Company shall indemnify, defend and hold harmless the Executive from and against any and all liability, costs and damages arising from his service as an employee, officer or director of the Company and/or any of its Affiliates to the full extent required by the articles of incorporation or bylaws of the Company or an Affiliate. This Section 14 shall not limit in any way the rights of the Executive to any other indemnification from the Company or an Affiliate, as a matter of law, contract or otherwise.

(b) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company (or its Affiliate) related to any contest or Dispute between the Executive and the Company (or its Affiliate) with respect to this Agreement or the Executive’s employment, by reason of the fact that the Executive is or was a director or officer of the Company (or its Affiliate), or is or was serving at the request of the Company (or its Affiliate) as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including reasonable attorneys’ fees) shall be paid by the Company (or its Affiliate) in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) the Executive’s representation (as made by this Agreement) that the Executive will repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(c) During the Term and for a reasonable period thereafter, the Company (or its Affiliate) shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

15. Company’s Successor and Assignment. In addition to any obligations imposed by law upon any successor to the Company, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company, as previously defined, and any successor by operation of law or otherwise, and any successor to the business and/or assets of the Company (as provided above) which assumes and agrees to perform this Agreement.

16. Executive’s Successor. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. If the Executive should die after a Severance Payment Event, but before any payment or other benefit to which the Executive is entitled to receive under this Agreement has been fully received by Executive, all payments or benefits which the Executive would have been entitled to receive had he continued to live shall be made or provided in accordance with the terms of this Agreement to Executive’s surviving lawful spouse, if any, or if not, to his estate upon receipt by the Company of proper instructions.

17. Restricted Assignment. Except as expressly provided in Sections 15 and 16, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature, and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no force or effect.

18. Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances, and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment, termination or other modification of this Agreement shall be effective unless stated in a writing signed by the Parties.

19. Entire Agreement. This Agreement, including the Statement of Purpose, contains the Parties’ entire agreement regarding the subject matter of this Agreement, and supersedes any and all prior agreements, promises, understandings, and representations between them regarding such subject matter, including the Change in Control Termination Agreement dated April 22, 2013. The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

20. Notice. Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted or delivered by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

Each Notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. (local time of the recipient) on a Business Day, the Notice or other communication shall be deemed given, received and effective on the next Business Day.

21. Executive Acknowledgment. The Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. The Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any restrictive covenant that would conflict with his duties and covenants under this Agreement.

22. Severability and Reformation. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held invalid or otherwise unenforceable by a court of competent jurisdiction, the Parties hereby agree that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement which shall remain fully enforceable. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law. Any such determination or reformation shall not be binding on any court or other governmental authority not otherwise bound to follow such conclusions pursuant to applicable law.

23. Compliance with Section 409A. Any provisions of the Agreement that are subject to Section 409A are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes

“non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references herein to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a Specified Employee, then if the Executive is on the applicable date a Specified Employee, any such payment that the Executive would otherwise be entitled to receive during the first six months following his “separation from service” (as defined under Section 409A) shall be accumulated and paid, within ten (10) days after the date that is six months following the Executive’s date of “separation from service”, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon the Executive’s death.

With respect to any amounts or benefits that are subject to Section 409A, this Agreement shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A. Within the time period permitted by Section 409A, the Company may, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary and without any diminution in the value of payments or other benefits to the Executive hereunder, in order to avoid the imposition of accelerated tax, additional tax and/or penalties on the Executive under Section 409A.

24. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of West Virginia, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than West Virginia. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute shall be exclusively in Pleasants County, West Virginia (unless otherwise mutually agreed by the Parties), and the Parties hereby waive any objection to such jurisdiction or venue including, without limitation, to the effect that the location is inconvenient.

25. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

26. Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

IN WITNESS WHEREOF, the Parties have executed this Agreement on this      day of July, 2016, to be effective as of the Effective Date.

WITNESS:		EXECUTIVE:

Signature:	/s/ Leslie A. Gearhart	Signature:	/s/ Steve Lucado

Name:	Leslie A. Gearhart	Name:	Steve Lucado

Date:	7/8/16	Date:	7/8/16

Address for Notices:

ATTEST:		COMPANY:

By:	Brett C. Greene	By:	/s/ John G. Corp

Title:	Vice President-Land	Its:	President

Name:	Brett C. Greene	Name:	Stephen Lucado

Date:	July 8, 2016	Date:	July 8, 2016

Address for Notices: 210 Second Street

P.O. Box 393

St. Marys, West Virginia 26170

[Exhibits A and B follow.]

EXHIBIT A

TO

CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT

A. DEFINED TERMS. In the Agreement, the following terms shall have the meanings set forth below:

1. “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

2. “Agreement” means the Change in Control Severance Agreement between the Parties, as it may hereafter be amended or supplemented, of which this Exhibit A is a part.

3. “Base Salary” means the Executive’s annual base salary from the Company or an Affiliate.

4. “Board” means the then-current Board of Directors of the Company.

5. “Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in West Virginia.

6. “Cause” means any of the following: (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such a crime by the Executive; (B) the commission by the Executive of a material and demonstrable act of fraud, or a material and demonstrable misappropriation of funds or property, of or upon the Company or any Affiliate; (C) the knowing and willful engagement by the Executive, without the written approval of the Board, in any material activity that directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (D) (i) the material breach by Executive of any material provision of this Agreement, or (ii) the willful, material and repeated nonperformance of the Executive’s duties to the Company or any Affiliate (other than by reason of the Executive’s illness or incapacity), but only under clauses (C), (D) (i) or (D) (ii), after (1) Notice from the Board of such material breach or nonperformance (which Notice specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board believes that the Executive has breached the Agreement or not substantially performed his duties) and (2) the Executive’s continued willful failure to cure such breach or nonperformance within the reasonable time period set by the Board, but in no event less than ten (10) Business Days after his receipt of such Notice.

For purposes of the previous paragraph, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (a) authority given pursuant to a resolution duly adopted by the Board or, if the Company is not the ultimate parent of a group of affiliated companies and is not publicly-traded, the board of directors or equivalent governing body of the ultimate parent of the Company (the “Applicable Board”), (b) the instructions of the Chief Executive Officer or another senior officer of the Company other than Executive, or (c) the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a Notice of Termination duly adopted by the affirmative vote of not less than two-thirds of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the proscribed conduct, and specifying the particulars thereof in detail.

7. “Change in Control” means a change in control of the Company which results from the occurrence of any one or more of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in Section 7.8(c) (below) are satisfied;

(b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a Merger involving the Company, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

(d) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(e) The adoption of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this definition of Change in Control, to the extent that any payment (or acceleration of payment) hereunder is (i) considered to be deferred compensation that is subject to, and not exempt under, Section 409A, and (ii) payable as the result of the Change in Control, then the term Change in Control hereunder shall be construed to have the meaning as set forth in Section 409A as applicable with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the minimum extent that such definition in Section 409A is inconsistent with the foregoing provisions of the Change in Control definition, as determined by the Incumbent Board.

8. “Change in Control Date” means the effective date of the occurrence of a Change in Control.

9. “Code” means the Internal Revenue Code of 1986, as amended from time to time. References herein to any Section of the Code shall include any successor provisions of the Code.

10. “Common Stock” means the common stock, $0.001 par value per share, of the Company.

11. “Company” means Trans Energy, Inc., a Nevada corporation, or its successor in interest.

12. “Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company or to its Affiliates, partners, customers, or other Persons who furnished such information, materials, and/or trade secrets to the Company or its Affiliate with expectations of confidentiality.

Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (a) technical information and materials of the Company, or its Affiliates, partners, customers, or other Persons; (b) business information and materials of the Company or its Affiliates, partners, customers or other Persons; (c) any information or material that gives the Company or its Affiliates an advantage with respect to its competitors by virtue of not being known by those competitors; and (d) other valuable, confidential information and materials and/or trade secrets of the Company, or its Affiliates, partners, customers, or other Persons. Notwithstanding the foregoing, Confidential Information shall not include information that (1) is already properly in the public domain or enters the public domain with the express consent of the Company, or (2) is intentionally made available by the Company to third parties without any expectation of confidentiality.

13. “Dispute” means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement, or to the validity, interpretation, performance, breach, or termination of the Agreement.

14. “Employment Agreement” means any employment contract that was entered into between the Parties and is in effect as of the relevant time, as such employment contract may be amended or supplemented from time to time; provided, however, if there is no such Employment Agreement in effect at the relevant time, then any reference in this Agreement to an Employment Agreement shall be disregarded and have no force or effect for all purposes of this Agreement.

15. “Employment Period” means the time period during which the Executive is employed as an employee or officer of the Company or any Affiliate.

16. “Employment Termination Date” means the date that the Executive’s employment with the Company, and its Affiliates if applicable, is terminated for whatever reason. Notwithstanding anything contained herein to the contrary, the date on which such a “separation from service” (as defined in Section 409A) takes place shall be the “Employment Termination Date” with respect to any payment of deferred compensation hereunder that is subject to, and not exempt under, Section 409A.

17. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

18. “Good Reason” means the occurrence of any one or more of the following events (which first occurs within the time period beginning on the Change in Control Date and ending at the end of the twelfth (12th) month immediately following the month containing the Change in Control Date), except as a result of actions taken in connection with termination of the Executive’s employment for Cause or Disability, and without the Executive’s specific written consent:

(a)

The assignment to the Executive of any duties that are inconsistent, in any material respect, with the Executive’s position, which in this definition includes status, reporting relationship to the Board or corporate executives, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of the Company, or any other material diminution in the Executive’s position, authority, duties, or responsibilities, other than, in any case or circumstance, an isolated and inadvertent action not taken in bad faith that is remedied by the Company within ten (10) Business Days after notice thereof to the Company by the Executive;

(b)	The Company requires the Executive to be based at any office or location farther than thirty (30) miles from the Executive’s principal office location immediately before the Change in Control, except for required business travel to the extent not substantially greater than the Executive’s travel obligations immediately before the Change in Control;

(c)	A diminution in the Executive’s Base Salary or annual bonus opportunity of more than ten percent (10%) from the highest amount in effect at any time within six (6) months before the Change in Control or any time thereafter; or

(d)	Any failure by the Company to obtain an assumption of this Agreement by its successor in interest pursuant to Section 15, or any action or inaction that constitutes a material breach by the Company of this Agreement.

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason unless the Executive (1) first notifies the Board in writing of the event (or events) which the Executive believes constitutes a Good Reason event under clauses (a), (b), (c) or (d) (above) within sixty (60) calendar days from the date of such event, and (2) provides the Company with at least thirty (30) calendar days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) the Executive specifically agrees, in writing, that after any such modification or accommodation made by the Company, such event does not constitute a Good Reason event hereunder.

The Executive’s mental or physical incapacity following the occurrence of any of the circumstances described in clauses (a) through (d) (above) shall not affect the Executive’s ability to terminate employment for Good Reason, and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Designated Beneficiary’s entitlement to any benefits provided hereunder upon a termination of employment for Good Reason. Notwithstanding anything herein to the contrary, the Executive’s resignation under this Agreement, with or without Good Reason, shall not affect the Executive’s ability to terminate employment by reason of the Executive’s retirement or to be eligible to receive benefits under any retirement or pension plan of the Company and its Affiliates.

This definition of “Good Reason” is intended to comply with the requirements for such a definition under Section 409A, but only to the extent that Section 409A is applicable to the payment or benefit being provided under the Agreement and, in that case, this term shall be interpreted in a manner which is consistent with such intent under Section 409A.

19. “Notice” means a written communication complying with Section 20 of the Agreement (“Notify” has the correlative meaning).

20. “Notice of Termination” means a written Notice which (a) indicates the specific termination provision in the Agreement that is being relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the Employment Termination Date is other than the date of receipt of such Notice, specifies the termination date (which date shall be not more than 30 days after the giving of such Notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder, or preclude the Executive or the Company from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

21. “Party” means either the Company or the Executive, which are the parties to this Agreement.

22. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity, except for purposes of the definition of Change in Control herein which uses a definition of “Person” under the Exchange Act.

23. “Plan” means any bonus, incentive compensation, savings, retirement, stock option, stock appreciation, stock ownership or purchase, pension, deferred compensation, or health or welfare benefits plan, policy, practice, program or arrangement of (including any separate contract or agreement with) the Company or any Affiliate for its employees, including any “employee benefit plan” as defined in Section 3(3) of ERISA, but such term does not include (a) any Employment Agreement or (b) any severance pay benefit plan that is maintained generally for the employees of the Company or any Affiliate.

24. “Section 409A” means Code Section 409A, including the Treasury Regulations and other authoritative guidance issued thereunder by the appropriate governmental entity.

25. “Severance Payment” means an amount equal to the sum of:

(a)	two times the Executive’s highest Base Salary in effect at any time within 12 months before the effective date of the Change in Control; plus

(b)	85,000 shares of Common Stock, fully vested.

26. “Severance Payment Event” means either: (a) the termination of the Executive’s employment with the Company and all Affiliates, for any reason other than (i) voluntarily by the Executive without Good Reason or (ii) involuntarily by the Company for Cause, provided that in any case such termination must occur within the time period beginning on the Change in Control Date and ending on the last day of the twelfth (12th) month next following the month containing the Change in Control Date (the “Protection Period”), or (b) the termination of Executive’s employment with the Company and all Affiliates for any reason, including, without limitation, a voluntary termination, within the 30-day period next following the end of the Protection Period. For purposes of clarity and not limitation, a termination of the Executive’s employment due to Executive’s death or Disability during the prescribed period is a Severance Payment Event. Any termination of the Executive’s employment that does not occur within the prescribed time limits, or is for a reason other than as described in this paragraph, shall not be considered a Severance Payment Event.

Any transfer of the Executive’s employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate, is not a termination of the Executive’s employment by the Company for purposes of the Agreement (though any such transfer might, depending on the circumstances, constitute or result in a termination of employment by the Executive for Good Reason).

27. “Specified Employee” means a “specified employee”, as such term is defined in Section 409A.

28. “Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the Voting Securities is owned, directly or indirectly, by the Company.

29. “Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity.

B. INTERPRETIVE MATTERS. In the interpretation of the Agreement, except where the context otherwise requires:

(a)	“including” or “include” does not denote or imply any limitation;

(b)	“or” has the inclusive meaning “and/or”;

(c)	the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)	captions or headings are for reference purposes only, and they are not to be considered in interpreting the Agreement;

(e)	“Section” refers to a Section of the Agreement, unless otherwise stated in the Agreement;

(f)	“month” refers to a calendar month; and

(g)	a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, as well as any regulation or other authority issued by the appropriate governmental entity under, or with respect to, a statute.

[End of Exhibit A.]

EXHIBIT B

TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

CONFIDENTIAL RELEASE AGREEMENT

In consideration of the Termination Benefits set forth in that certain Change in Control Severance Agreement (the “CiC Agreement”) dated as of             , 2016, and as it may be amended thereafter, by and between Trans Energy, Inc. (the “Company”) and Steve Lucado (“Executive”), this Release Agreement (this “Agreement”) is made and entered into by the Company and the Executive. The Company and Executive may be individually referred to herein as “Party” and collectively as the “Parties.”

By signing this Agreement, Executive and the Company hereby agree as follows:

1.	Purpose. Terms used in this Agreement with initial capital letters that are not defined herein are defined in the currently effective version of the CiC Agreement between the Parties. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential disputes or claims that Executive has or might have, as of the date of Executive’s execution of this Agreement, against the Company and all of its respective owners, parents, predecessors, successors, divisions, Subsidiaries, Affiliates, related companies, and organizations, and its and their present and former agents, employees, managers, officers, directors, attorneys, stockholders, plan fiduciaries, assigns, representatives, executives, consultants, and all other Persons acting by, through, or in concert with any of them (individually and collectively, the “Released Parties”). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.	Termination of Employment. Effective (the “Termination Date”), Executive’s employment with the Company and its Affiliates has terminated.

3.	Termination Benefits. In consideration for Executive’s execution of, and required performance under, this Agreement, the Company shall provide Executive with the Termination Benefits (as such term is defined in Section 4 of the CiC Agreement, which definition and other terms in the CiC Agreement are incorporated herein by this reference). Executive confirms and agrees that he would not otherwise have received, or been entitled to receive, the Termination Benefits or benefits other than those that are required to be provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or such other laws that cannot be waived. All payments hereunder shall be net of withholding for applicable federal, state and local taxes to the extent required by law.

4.	Waiver of Additional Compensation or Benefits. The Termination Benefits to be paid to Executive constitute the entire amount of compensation and consideration due to

Executive under this Agreement, and Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.

5.	Neutral Employment Reference. The Company shall provide a neutral employment reference to any potential employers that consider the employment of Executive or seek information concerning the reasons for the departure of Executive. The Company will provide to any such potential employers the identity of the positions held by Executive and the dates of Executive’s employment with the Company.

6.	Tax Consequences. The Company has made no representations to Executive regarding the tax consequences of any benefits received, or to be received, by Executive under the CiC Agreement.

7.	Certain Continuing Obligations. Executive acknowledges and agrees that the post-termination restrictive covenants and obligations that apply to Executive as set forth in the CiC Agreement shall survive termination of the employment relationship and the execution of this Agreement, and Executive shall continue to fully honor his post-employment obligations.

8.	Executive Representations. Executive expressly agrees to and acknowledges, confirms and represents to the following, and intends for the Company to rely upon the following in entering this Agreement:

(a) The term “Released Parties” means the Company and all of its Affiliates, and its and their present and former employees, managers, officers, directors, owners, partners, agents, attorneys, stockholders, plan fiduciaries, representatives, and successors and assigns, all other Persons acting by, through or in concert with any of them (collectively, the “Released Parties”).

(b) Executive has not filed any complaints, charges, claims or actions against the Company or any of the other Released Parties with any court, agency, or commission regarding any of the matters related to this Agreement or to his employment or separation from service with the Company. By executing this Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before the federal Equal Employment Opportunity Commission (“EEOC”) or any state human rights commission, or in any proceeding brought by the EEOC or any state human rights commission on Executive’s behalf, against the Company or any of the other Released Parties.

(c) Executive, by entering into this Agreement, is releasing the Released Parties from any and all claims that Executive may have against them under federal, state, or local laws, which have arisen on or before the Release Effective Date (as defined on the signature page of this Agreement).

(d) Executive, by entering into this Agreement, is waiving all claims that Executive may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended (i.e., 29 USC § 621 et seq.), which have arisen on or before the Release Effective Date.

(e) Executive has reviewed all aspects of this Agreement, and has carefully read and fully understands this Agreement.

(f) Executive has been hereby advised to consult with an attorney of his choice before signing this Agreement.

(g) Executive is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney before entering into this Agreement.

(h) Executive is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of the Company or any of the other Released Parties, other than those that are specifically stated in this Agreement.

(i) Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any prior oral or written communications, promises, agreements, statements, inducements, understandings, or representations by the Company or any of the Released Parties, except as expressly contained in this Agreement. Further, Executive expressly disclaims any reliance on any prior oral or written communications, promises, agreements, statements, inducements, understandings, or representations in entering into this Agreement and, therefore, Executive understands and agrees that he is precluded from bringing any fraud or similar claim against the Company or any of the other Released Parties associated with any such communications, promises, agreements, statements, inducements, understandings, or representations, and he is hereby entering into this Agreement based on his own independent judgment.

(j) Executive acknowledges that this Agreement shall be binding on Executive, and on his spouse, heirs, administrators, representatives, executors, beneficiaries, successors and assigns.

(k) Executive agrees that this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against, either of the Parties.

(l) Executive does not waive any right or claim that initially arose for the first time after the Release Effective Date.

(m) Executive will receive payment of consideration under this Agreement that is beyond what Executive was entitled to receive before entering into this Agreement.

(n) Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other Person; and the Released Parties specifically disclaim any liability to, or wrongful acts against, Executive or any other Person.

9.

Release. Executive, on behalf of himself and his spouse, heirs, administrators, representatives, executors, beneficiaries, successors and assigns (individually and collectively, the “Releasing Parties”), hereby fully, unconditionally and forever releases, acquits and discharges the Released Parties, jointly and severally, from and against any and all claims, demands, actions, lawsuits, grievances, liabilities, and obligations of any nature whatsoever that the Releasing Parties had, have or may ever have against the Released Parties, or that might be assigned by the Releasing Parties, whether known or unknown, fixed or contingent, as of the Release Effective Date. Executive acknowledges, understands and agrees that this Agreement specifically includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Texas Commission on Human Rights Act, the Texas Labor Code, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any other federal, state or local laws of any jurisdiction); (d) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (e) claims arising under ERISA; or (f) any other statutory or common law claims related to Executive’s employment or separation from employment with the Company or its Affiliate. Executive further represents that, as of the Release Effective Date, he has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic.

The release contained in this Section 9 does not include the following: (a) a claim for which the facts giving rise to such claim first occurred after the Release Effective Date; (b) any eligibility to receive continuation of health care coverage to the extent required under COBRA; (c) any vested benefit under any Plan to the extent required by ERISA and the terms of the Plan; (d) any claim for worker’s compensation benefits that is currently pending as of the Release Effective Date; (e) any right of Executive to be indemnified by the Company or an Affiliate in his capacity as an officer or employee of the Company or any Affiliate during his employment period through the Termination Date, or as an insured under any applicable liability policy; (f) any claim challenging the validity of this release under the Older Workers Benefit Protection Act; and (g) any claim or cause of action by or on behalf of Executive (or his beneficiary) for (i) any payment or other benefit that is required under the CiC Agreement or any Plan, prior to the receipt thereof, or (ii) any breach of the CiC Agreement by the Company.

10.	Time to Consider Offer of Termination Benefits. Executive shall have, and by signing this Agreement Executive acknowledges and represents that he has been given, a time period of at least twenty-one (21)] [forty-five (45)] days to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement [Add if 45-day period applies: , and Executive acknowledges that attached to this Agreement is a list provided to Executive by the Company of (a) the job titles and ages of all employees selected for participation in the employment termination or exit incentive program pursuant to which Executive is being offered this Agreement, (b) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (c) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program]. [End] Although Executive may sign this Agreement prior to the end of the applicable time period (as specified above), Executive may not sign this Agreement on or before the Termination Date. In addition, if Executive signs this Agreement prior to the end of the applicable time period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the applicable time period is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the applicable time period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of applicable time period.

11.	Seven Day Revocation Period. Executive may revoke this Agreement at any time within seven (7) days after he signs it. To revoke the Agreement, Executive must deliver written Notice of such revocation to the attention of John Corp, President of the Company, within seven (7) days after the date that he signs this Agreement. Executive further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable as of the Release Effective Date.

12.	Agreement Not to Sue. Except as required by law that cannot be waived, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any other Released Party arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or an Affiliate, or any of the other matters discharged and released in this Agreement. Executive further understands and agrees that if he, or someone acting on his behalf, should file, or cause to be filed, any such claim, charge, complaint, or action against the Company and/or any other Released Party, Executive expressly waives any and all rights to recover any damages or other relief from the Company and/or other Released Party including, without limitation, costs and attorneys’ fees. Executive further represents and warrants that he has not filed or lodged, and has no outstanding claims, including, without limitation, any lawsuits, charges of discrimination, or administrative proceedings, against the Company or any of the Released Parties regarding matters that have been released pursuant to this Agreement.

13.	Participation in Investigations. Notwithstanding any other provision of the Agreement to the contrary, the Agreement is not intended to interfere or prevent Executive from filing a charge or claim with any governmental agency charged with investigating employment claims, including, but not limited to, the EEOC, or, from participating in, cooperating with, or providing truthful evidence in connection with an investigation being conducted by a governmental agency responsible for investigating employment claims; provided, however, Executive hereby agrees that such filing or participation does not give Executive the right to recover any damages or equitable relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) against the Company or any of the other Released Parties based on his release of claims in this Agreement. By executing this Agreement, Executive also hereby waives the right to recover monetary damages in any proceeding he may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission (or any other agency) on Executive’s behalf.

14.	Release by the Company. Provided that Executive executes this Agreement and does not revoke this Agreement as provided in Section 11, the Company, on behalf of itself and its successors and assigns, hereby fully and forever releases, acquits and discharges Executive from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Company has or might have against Executive as of the Release Effective Date arising from or in any way connected with or related to Executive’s past service as an officer, director, employee, or agent of the Company or any of its Affiliates; provided, however, that any such release (a) shall not apply to any claims, demands, actions, lawsuits, grievances or causes of action that the Company may have against Executive for past conduct that constitutes fraud or willful misconduct, (b) shall not serve to waive or release any rights or claims of the Company that first arise after the Release Effective Date, and (c) shall not affect any future obligation which Executive may have to the Company or any other Released Party under the terms of this Agreement, the CiC Agreement, and any Employment Agreement.

15.	Cooperation. After Executive’s termination of employment, he agrees to cooperate with the Company on the terms and conditions as set out in the CiC Agreement.

16.	Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

17.

Relief. It is further understood and agreed that if a violation of any term of this Agreement is asserted, the Party who asserts such violation shall have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law or equity, including but not limited to, damages from any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorney’s fees. Nothing in this Agreement will be construed to prevent Executive from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers’ Benefit Protection Act. Executive further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any such claim, charge, complaint, or action against the Company, any Affiliate, or other Released Parties, Executive expressly fully waives and relinquishes any right to recover any damages or other relief, whatsoever, from the Company, its Affiliates, and/or other entities, including costs and attorneys’ fees.

18.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

19.	Entire Agreement. This Agreement sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between the Company (and any other Released Party) and the Executive that relates to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties. Executive acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any oral or written representation, promise or inducement by the Company and/or any of the other Released Parties, except as expressly contained in this Agreement.

20.	Choice of Law and Forum. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of West Virginia, except to the extent preempted by controlling federal law, but without regard to principles of conflict of laws that might direct the application of the law of another forum. Any action to enforce the provisions of this Agreement, or any Dispute relating to this Agreement, must be brought in any federal or state court of competent jurisdiction in Pleasants County, West Virginia and the Parties hereby waive any objection to such exclusive venue including, without limitation, that it is inconvenient. For all purposes of this Agreement, the term “Dispute” means any dispute, disagreement, controversy, claim, or cause of action arising in connection with or relating to this Agreement or to Executive’s employment or termination of employment with the Company.

21.	Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

22.	Waiver. A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or any other provision hereof by such Party.

23.	Assignment. The Agreement may be assigned by the Company to its successor in interest, in which case the rights and obligations of the Company under the Agreement shall inure to the benefit of and shall be binding upon its successor in interest which shall then be the “Company” Party as referenced herein. Except as provided in the Agreement, Executive may not assign the Agreement, or any of his rights or obligations under the Agreement, without the written consent of the Company. Any attempted assignment by Executive in violation of the Agreement shall be null and void.

24.	Amendment. The Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties.

25.	Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

PLEASE READ CAREFULLY BEFORE SIGNING

•	Executive acknowledges that he has carefully read and understands the terms of this Agreement and his obligations hereunder.

•	Executive acknowledges that he has been advised to review this Agreement with an attorney of his choosing.

•	Executive acknowledges that he has been given at least 21 days to consider whether to sign this Agreement. Executive acknowledges that if he signs this Agreement before the end of such period, it will be his personal and voluntary decision to do so.

•	Executive understands that this Agreement will not become effective or enforceable until after the 7-day revocation period has expired. The Company will have no obligations to Executive under this Agreement or the CiC Agreement if Executive revokes the Agreement during such 7-day period.

•	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

I ACKNOWLEDGE THAT (1) I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, (2) I UNDERSTAND ALL OF ITS TERMS AND CONDITIONS, (3) I AM RELEASING CLAIMS, AND (4) I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

***

THE UNDERSIGNED STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT; THAT HE HAS BEEN GIVEN AN OPPORTUNITY TO REVIEW THE AGREEMENT FOR A TWENTY-ONE (21) DAY PERIOD AND HAS BEEN ADVISED TO CONFER WITH LEGAL COUNSEL BEFORE EXECUTING IT; THAT HE HAS BEEN FURNISHED WITH THE TOLL FREE NUMBER OF THE WEST VIRGINIA STATE BAR (1-866-989-8227 or 1-866-989-3617); THAT HE HAS HAD THE CONTENTS OF THIS AGREEMENT EXPLAINED TO HIM AND/OR THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF; AND THAT HE HAS EXECUTED THE AGREEMENT AS A FREE AND VOLUNTARY ACTION. THE UNDERSIGNED HAS ALSO BEEN EXPRESSLY INFORMED THAT HE HAS THE RIGHT TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT BY NOTICE TO THE EMPLOYER WITHIN SEVEN (7) DAYS AFTER ITS EXECUTION.

[Signature page follows.]

Please review this document carefully as it includes a release of claims.

IN WITNESS WHEREOF, the Executive has entered into this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date this Agreement is executed by Executive as set forth beneath Executive’s signature below (the “Release Effective Date”).

This document was presented to Executive on                      [TO DO].

COMPANY

By:

Printed Name:

Title:

Date:

Address:

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

Executive may not sign this Agreement on or before his Termination Date.

EXECUTIVE	WITNESS

Executive’s Signature	Witness’ Signature

Title:

Printed Name: Steve Lucado	Printed Name:

Date:	Date:

Address for Notice:

B-10